      As filed with the Securities and Exchange Commission on February 12, 2003
                                                   Registration No. 333-________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                  TORBAY HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

                      NEVADA                             52-2143186
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         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)            Identification No.)
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         4 Mulford Place, Suite 2G, Hempstead, New York 11550
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        (Address of Principal Executive Offices)              (Zip Code)

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              CONSULTING AGREEMENT WITH WARREN HEMINGER AND SALLY A. CRAIG

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                            (Full title of the plan)

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                        WILLIAM THOMAS LARGE, PRESIDENT
                              TORBAY HOLDINGS, INC.
                           4 Mulford Place, Suite 2G,
                            Hempstead, New York 11550
                                 (516) 292-2023
                                 --------------
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                             GREGORY SICHENZIA, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                      1065 AVENUE OF THE AMERICAS, 21ST FLR.
                          NEW YORK, NY 10018

                         CALCULATION OF REGISTRATION FEE

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                                                                 PROPOSED               PROPOSED
                                          AMOUNT TO BE       MAXIMUM OFFERING       MAXIMUM AGGREGATE       AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PRICE PER SHARE (2)     OFFERING PRICE (2)   REGISTRATION FEE
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Common Stock, $.0001 par value            3,000,000 Shares          $.06               $180,000                   $16.56
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(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.
(2) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on February 10, 2003.

                                EXPLANATORY NOTE

         This registration statement covers 3,000,000 shares of common stock, $0.0001 par value per share, of Torbay Holdings, Inc. issuable under consulting agreements.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, we will provide to Warren Heminger and Sally A. Craig the documents containing the information specified in Part I, Items 1 and 2. We will furnish without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the
Section 10(a) prospectus, and any other documents required to be delivered to Warren Heminger and Sally A. Craig under Rule 428(b) of the Securities Act of 1933. Requests should be directed to Torbay Holdings, Inc., 4 Mulford Place, Suite 2G, Hempstead, NY 11550, Attention: President. Our telephone number is
(516) 292-2023.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
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         We incorporate the following documents by reference in this registration statement:

          (a) Our annual report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission, or the Commission, (File No. 0-25417);

          (b) Our quarterly report on Form 10-QSB for the quarter ended September 30, 2002, filed with the Commission;

          (c) The description of our securities contained in our Form 8-K (File No. 0-25417) filed under the Securities Exchange Act of 1934 on November
     12, 1999, together with any amendment or report filed for the purpose of amending or updating such description.

         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       Description of Securities.
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              Not Applicable.

ITEM 5.       Interests of Named Experts and Counsel.
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              Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
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         Our bylaws provide that we shall, to the fullest extent permitted by Nevada Revised Statutes section 78.751, indemnify all persons that we have power to indemnify under that section against all expenses, liabilities or other matters covered by that section, and that this indemnification is not exclusive of any other indemnification rights to which those persons may be entitled. Indemnification under this provision is as to action both in an official capacity and in another capacity while holding office. Indemnification continues as to a person who has ceased to be a director, officer, employee or agent and extends to the benefit of the heirs, executors and administrators of such a person. Section 78.751 of the Nevada Revised Statutes provides that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Torbay Holdings, Inc. under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7 . Exemption from Registration Claimed.
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     Exemption from the registration provisions of the Securities Act of 1933 for the issuance of the shares is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were each sophisticated with access to the kind of information registration would provide.

ITEM 8.       Exhibits.
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          4.1 Consulting Agreement dated February 6, 2003 by and between Torbay Holdings, Inc. and Sally A. Craig.

          4.2 Consulting Agreement dated February 5, 2003 by and between Torbay Holdings, Inc. and Warren Heminger .

          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.2 Consent of WEINBERG & COMPANY, P.A.

ITEM 9.       Undertakings.
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         Torbay Holdings, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by Torbay Holdings, Inc. to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement):

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on February 12, 2003.

                                  TORBAY HOLDINGS, INC.,
                                  a Nevada corporation

                                  By:  /S/ William Thomas Large
                                      -----------------------------------------
                                      William Thomas Large, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, including a majority of the board of directors, in the capacities and on the date indicated.


        SIGNATURE                        TITLE                           DATE
        ---------                        -----                           ----

/s/ William Thomas Large                                          February 12, 2003
--------------------------       President, Chief Financial
William Thomas Large             Officer and Director



/s/ Alexander Gordon Lane                                         February 12, 2003
--------------------------       Director
Alexander Gordon Lane




                                  EXHIBIT INDEX

    Exhibit No.       Description
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          4.1 Consulting Agreement dated February 6, 2003 by and between Torbay Holdings, Inc. and Sally A. Craig.

          4.2 Consulting Agreement dated February 5, 2003 by and between Torbay Holdings, Inc. and Warren Heminger .

          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.2 Consent of WEINBERG & COMPANY, P.A.